Exhibit 99.1

Smith-Midland Announces Fourth Quarter and Full Year 2018 Results

Fourth Quarter 2018 Highlights
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Revenues of $11.7 million
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Increase of $1.7 million, or 17%, over the fourth quarter 2017
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$1.2 million increase in deferred buy-back revenue (not included in revenues)
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$1.0 million increase in deferred buy-back asset (not included in expenses)
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Gross Margin of $3.5 million, or 29.8%
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Net Income of $0.9 million
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Increase of $0.5 million, or 145%, over the fourth quarter 2017
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EPS $0.17 per share
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Increase of $0.10 per share over the fourth quarter 2017

Full Year 2018 Highlights
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Revenues of $40.2 million
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$6.6 million increase in deferred buy-back revenue (not included in revenues)
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$5.3 million increase in deferred buy-back asset (not included in expenses)
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Gross Margin of $10.5 million, or 26.1%
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Net Income of $1.7 million
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EPS $0.33 per share
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Total Assets $41.4 million
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Increase of $12.2 million, or 41.8%, over December 31, 2017
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Current Backlog of $31.1 million
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Increase of $1.6 million, or 5.4%, over same time last year

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Results
The Company reported fourth quarter revenues of $11.7 million for 2018 and $10.0 million for 2017, an increase of $1.7 million, or 17%. The pre-tax income for the fourth quarter of 2018 was $1.2 million compared to pre-tax income of $0.1 million in 2017, an increase of $1.1 million. The Company had net income for the fourth quarter of 2018 in the amount of $0.9 million compared to net income of $0.4 million in 2017, an increase of $0.5 million. The basic and diluted income per share was $0.17 for the fourth quarter 2018, while the basic and diluted income per share was $0.07 for the fourth quarter 2017.

Full Year 2018 Results
The Company reported total revenue of $40.2 million for 2018 compared to $41.7 million for 2017, a decrease of $1.5 million, or 3.6%. The Company reported pre-tax income of $2.3 million for 2018 compared to pre-tax income of $3.7 million for 2017, a decrease of $1.4 million. The Company reported net income of $1.7 million in 2018, compared to net income of $2.7 million in 2017, a decrease of $1.0 million. The basic and diluted income per share was $0.33 for 2018, while the basic and diluted income per share was $0.53 for 2017.

CEO Commentary
Ashley Smith, CEO stated, “The Company had significant earnings improvement in the fourth quarter 2018 of $0.17 per share. The guaranteed buy-back deferral on our largest barrier order ever continues to impact current earnings as the deferred buy-back revenue balance increased to $6.6 million and the deferred buy-back asset balance increased to $5.3 million, which impacted pre-tax net income for the year by $1.3 million. Moving forward, the Company will be recognizing the deferred income through 2022, increasing bottom line profits each year.

“During the fourth quarter the Company received a new barrier rental order, in which the Company produced and started delivering 47,004 linear foot of rental barrier for a large infrastructure project in southeastern Virginia. This job is expected to be fully delivered in the first quarter of 2019, with revenue and earnings being recognized over the 36 month leasing period. The Company continues to grow the barrier rental fleet while adding product offerings, such as barrier installation and resetting, crash cushions, and safety accessories to provide a full-service safety barrier rental package to highway contractors. To support the additional barrier rental fleet, the Company has built a 4 acre storage and repair yard near the Midland, VA plant where the rental division, Concrete Safety Systems, operates the barrier rental fleet.

“Total Assets for the Company grew this year to $41.4 million at December 31, 2018 from $29.2 million at December 31, 2017, an increase of $12.2 million, or 41.8%, while only increasing outstanding debt on notes payable by $1 million. The continued reinvestment back into the Company prepares for the expected year over year sales growth with the high probability of accelerated infrastructure projects in our markets.

“Construction of our newest manufacturing facility in North Carolina is slightly behind schedule due to construction and weather delays, as it continues to remain within the $3.3 million budget. We now expect production to begin at the new facility in the third quarter 2019. With plant capacity in North Carolina more than doubling, we continue to bid on larger contracts to be manufactured in the new plant.”

Balance Sheet and Liquidity
As of December 31, 2018, the Company had cash and investments totaling $3.1 million. Accounts receivable increased to $12.3 million at December 31, 2018 with large billings occurring near the end of the fourth quarter, all of which are expected to be collected in the normal payment cycle. Total outstanding debt on notes payable was $4.5 million, which includes debt associated with the North Carolina expansion of $1.0 million. The increase in total outstanding debt on notes payable is mainly attributed to our execution of the North Carolina expansion strategy to support the growing demand in our markets.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com